                      [RasterOps letterhead]







October 26, 1994



Mr. Louis J. Doctor
The Arbor Group, Inc.
2180 Sand Hill Road, Suite 120
Menlo Park, CA 94025

Dear Lou:

On behalf of the RasterOps Board of Directors, I am pleased to offer you a position with RasterOps (the "Company") as its President and Chief Executive Officer, effective October 10, 1994. You will receive a monthly salary of $14,166.67, which will be paid in accordance with the Company's normal payroll procedures. As a Company employee, you are also eligible to receive certain employee benefits, which currently include term life insurance, health insurance and vacation.

You will also be granted an option to purchase 400,000 shares of the Company's Common Stock at a price per share equal to the closing price on October 7, 1994. The option shall vest as follows: vesting shall commence effective October 1, 1994; 25% of the shares subject to the option shall vest on January 1, 1995; and 8,334 shares shall vest each month thereafter, such that all 400,000 shares subject to the option shall be vested in full four years from the commencement of vesting. The agreement pursuant to which the option is granted shall include provisions providing for acceleration of vesting in the event of a change in control.

For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of the date of this letter, or our employment relationship with you may be terminated.

I have enclosed our standard Proprietary Information Agreement.
If you accept this offer, please return to me a signed copy of that Agreement.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that all such disputes shall be fully and finally resolved by binding arbitration conducted by the American Arbitration Association in Santa Clara County, California, However, we agree that this arbitration provision shall not apply to any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's trade secrets or proprietary information.

Mr. Louis J. Doctor
October 26, 1994
Page Two



You should also be aware that your employment with the Company is for no specified period and constitutes at will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause.

To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me. A duplicate original is enclosed for your records. This letter, along with the agreement relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

We look forward to working with you.

Sincerely,

RASTEROPS


/s/Daniel Thompkins
-------------------
Daniel Tompkins, Jr.
Director
Member, Compensation Committee

ACCEPTED AND AGREE TO this
27 day of October, 1994.



/s/Louis J. Doctor
-------------------
Louis J. Doctor

Enclosures:  Duplicate Original Letter
             Proprietary Information Agreement

cc: Walter Bregman
    Greg Priest, Wilson, Sonsini, Goodrich & Rosati